NEWS

Reynolds and Reynolds Reports First Quarter Results

Live Webcast at 11:00 a.m. ET. Conference call and replay available at reyrey.com

DAYTON, OHIO, January 20, 2005 – The Reynolds and Reynolds Company (NYSE: REY) today announced that net income of $21 million, or 33 cents per share for the first fiscal quarter ended December 31, 2004, compared to net income of $24 million or 34 cents per share a year ago, was in line with upwardly revised guidance the company provided on December 29. Net earnings during the quarter benefited from strong cost management, timing of expenses and foreign exchange gains. Revenues for the quarter were $239 million, down 4 percent from a year ago.

Revenues in the company’s largest segment, Software Solutions, were $195 million, 3 percent lower than a year ago. The Documents segment revenues declined 5 percent to $37 million. Revenues in the Financial Services segment declined 18 percent to $7 million, primarily because of lower interest rates.

“We are very pleased with the results of our search for a chief executive officer,” Phil Odeen, chairman, said. “Finbarr O’Neill has extensive experience in the automotive retailing industry and has an affinity for automobile dealers and a deep understanding of their business and their needs. He is exceptionally well equipped to lead this company and get Reynolds back on a growth track.

“We expect second fiscal quarter revenues will be essentially at current levels with modest growth coming in the second half of the year. Key to our success will be ERA XT which is built on the industry’s leading dealer management system. ERA XT delivers a powerful new set of integrated customer relationship management tools and business analytics capabilities. It is a complete end-to-end solution that is superior to any competitive solution in the marketplace. By the end of the first quarter, we had taken orders from over 1,000 dealerships in the United States and Canada for the ERA XT system. This solution will deliver meaningful business results for our customers and growth for our company.”

In addition to ERA XT, the company will exhibit a broad array of exciting new solutions at the National Automobile Dealers Association convention in New Orleans later this month. Applications on Demand, a powerful network computing environment hosted on remote servers that relieves our customers of staffing and maintaining a hardware infrastructure, will also be showcased. “Applications on Demand has received strong customer reception in the marketplace,” said Odeen. “During the quarter, two multi-store groups, each with over 450 users went live on Applications on Demand. This month, we will install a 30-store group with over 1,500 users.

“We enter the convention with new leadership and a re-energized companywide focus on delivering value to our customers. We have an extremely powerful lineup of deeply integrated solutions that help dealers simplify their business, increase leads and closing rates, and improve the consumer experience in every area of the dealership,” Odeen said. “Our goal is to create value for our customers. As we do that, we will create value for our shareholders and associates.”

In the first fiscal quarter, the company repurchased 855,000 shares for $21 million at an average price of $24.26. Approximately 2 million shares remain authorized for repurchase. “We continue to generate solid cash flow – $38 million of operating cash flow during the quarter – demonstrating the fundamental strength of our business and financial model,” Odeen said.

-more-

During the quarter, Reynolds:

•	Appointed Finbarr J. O’Neill as the company’s president and chief executive officer. O’Neill had been president and CEO of Mitsubishi Motors North America since 2003. From 1985 until 2003, O’Neill served in a variety of executive positions with Hyundai Motor America. From 1998 until 2003, while serving as CEO of Hyundai Motor America, O’Neill led a significant turnaround that resulted in a 400 percent increase in profitable sales and measurable improvements in marketing and brand image as well as consumer and dealer satisfaction. During that same time period, sales of Hyundai vehicles soared nearly 300 percent from just over 90,000 units to over 350,000 units.

•	Announced that it is working with Ford Motor Company’s FORDSTAR organization and Ford and Lincoln-Mercury automotive retailers to shift legacy satellite-based dealer data communication systems to an optional Internet-based communication system under Ford’s FordSecure initiative.

•	Introduced Mobile Service Advisor, a powerful new software tool connected via a Tablet PC and wireless network. Mobile Service Advisor is designed to speed up service department repair order processes and help improve the customer experience.

•	Launched Reynolds University (RU) Online, a Web-based learning environment. RU Online offers both free and low- cost training classes via a virtual classroom, enabling dealerships to train new hires and refresh current employees in utilizing the Reynolds dealer management systems and other software applications.

•	Announced that Networkcar®, a Reynolds and Reynolds company and automotive industry leader in remote vehicle diagnostics, vehicle tracking and routing, was awarded a firm, fixed price indefinite-delivery/indefinite-quantity (IDIQ) contract with the U.S. Marine Corps to provide telematics units for vehicles at five Marine Corp locations in California. Additionally, PHH, one of the world’s leading vehicle management companies, and Networkcar formed an alliance whereby PHH will develop onboard technology products powered by Networkcar capabilities, designed to help managed fleets operate more safely and efficiently through the use of technology in the vehicle.

•	Was recognized by the United States Distance Learning Association (USDLA) with its “Excellence In Distance Learning Programming” award within the Corporate/Business category.

•	Was certified for the fifth time under the Support Center Practices (SCP) Certification program for its Technical Assistance Center (TAC).

•	Was recognized with a 2004 Service Quality Award from the Association for Services Management International (AFSMI).

For the second fiscal quarter ending March 31, 2005 the company expects:

•	Earnings per share between 32 cents and 36 cents.

For the 2005 fiscal year the company expects:
• • • • • • • • • •	Earnings per share between $1.37 and $1.45.
 Revenues to be essentially flat compared to fiscal 2004.
 Operating margins to be in the mid teens.
 Return on equity between 18 percent and 19 percent.
 Net capital expenditures of approximately $20 million.
 Depreciation and amortization of about $45 million.
 Research and development expenses of nearly $90 million.
 An estimated tax rate of about 42 percent.
 Continuation of its share repurchase plan.
Fully diluted shares used to calculate EPS to be approximately 64 million shares.

-more-

About Reynolds
Reynolds and Reynolds (http://www.reyrey.com) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. Serving the automotive retailing industry since 1927, Reynolds enables OEMs and retailers to work together to build the lifetime value of their customers. The company’s award-winning product, service and training solutions include a full range of retail and enterprise management systems, Web and Customer Relationship Management solutions, learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves more than 20,000 customers. They comprise nearly 90 percent of the automotive retailers and virtually all OEMs doing business in North America. Reynolds serves automotive retailers and OEMs globally through its Incadea solution and a worldwide partner network, as well as through its consulting practice.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

###

(Editor’s note: Segment Report Attached)

REY0503

Contact:
Media	Investors
Paul Guthrie 937.485.8104 paul_guthrie@reyrey.com	John Shave 937.485.1633 john_shave@reyrey.com

The Reynolds and Reynolds Company
Segment Report (Unaudited)
(In thousands except per share data)
	First Quarter
For The Periods Ended December 31	2004	2003	Change
Consolidated
Net Sales and Revenues	$239,322	$248,403	-4%
Gross Profit	$129,581	$138,587	-6%
Gross Margin	54.1%	55.8%
Operating Income	$35,604	$35,959	-1%
Operating Margin	14.9%	14.5%
Income Before Income Taxes	$36,698	$36,224	1%
Provision for Income Taxes	$15,344	$12,402
Net Income	$21,354	$23,822	-10%
Earnings Per Common Share (Diluted)
Net Income	$0.33	$0.34	-3%
Average Shares Outstanding	65,366	69,446
Software Solutions
Net Sales and Revenues	$194,867	$200,315	-3%
Gross Profit	$102,425	$112,224	-9%
Gross Margin	52.6%	56.0%
Operating Income	$24,933	$27,808	-10%
Operating Margin	12.8%	13.9%
Documents
Net Sales and Revenues	$37,606	$39,688	-5%
Gross Profit	$22,058	$19,880	11%
Gross Margin	58.7%	50.1%
Operating Income	$7,462	$3,266	128%
Operating Margin	19.8%	8.2%
Financial Services
Net Sales and Revenues	$6,849	$8,400	-18%
Gross Profit	$5,098	$6,483	-21%
Gross Margin	74.4%	77.2%
Operating Income	$3,209	$4,885	-34%
Operating Margin	46.9%	58.2%
(1) Fiscal year 2004 results were restated to reclassify amounts between segments for consistency with the current organizational structure.